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                                                                    Exhibit 4.17

                 Form of Letter to Common Stockholders (Record)

                            AUREAL SEMICONDUCTOR INC.
                              4245 Technology Drive
                                Fremont, CA 94538

                                                                  ________, 1999

Dear Stockholder:

        On behalf of the Board of Directors of Aureal Semiconductor Inc. (the "Company"), we are pleased to provide details on the Company's rights offering to purchase shares of the Company's common stock, par value $0.001 (the "Common Stock"). The shares of Common Stock are being offered at the subscription price of $0.60 per share.

        Each beneficial owner of Common Stock has the right to purchase one share of Common Stock for every _________ shares of the Common Stock that they owned on _______, 1999. All fractional shares will be rounded up to the nearest whole number.

        Enclosed are copies of the following documents:

        1.     the Prospectus;

        2.     the "Instructions for Completing the Subscription Agreement";

        3.     the Subscription Agreement; and

        4. a return envelope addressed to ChaseMellon Shareholder Services, L.L.C., the Subscription Agent.

        The enclosed Prospectus describes the rights offering and the procedure to follow if you choose to exercise your rights. Please read the Prospectus and other enclosed materials carefully.

        Your prompt action is requested. The rights offering will expire at 5:00 p.m., on __________, 1999, unless extended by the Company in its sole discretion (the "Expiration Date").

        To exercise your rights, a properly completed and executed Subscription Agreement and payment in full for all of the shares purchased must be delivered to the Subscription Agent as indicated in the Prospectus prior to 5:00 p.m., Eastern Daylight Savings Time, on the Expiration Date.

        Additional copies of the enclosed materials may be obtained from ChaseMellon Shareholder Services, L.L.C. Their toll-free telephone number is
(800) 684-8823.





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        We are pleased to offer you this opportunity and hope that you will consider a further investment in the Company.

                                      Sincerely,

                                      Aureal Semiconductor Inc.